Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2016
(millions, except per share amounts)
Operating Revenue	$11,046
Operating Expenses	7,621

Income from operations	3,425
Other income	205
Interest and related charges	925

Income from operations including noncontrolling interests before income tax expense	2,705
Income tax expense	747

Net income including noncontrolling interests	1,958
Noncontrolling interests	32

Net income Attributable to Dominion	$1,926

Earnings Per Common Share – Basic
Income from operations	$3.26
Noncontrolling interests	(0.05)

Net income attributable to Dominion	$3.21

Earnings Per Common Share – Diluted
Income from operations	$3.25
Noncontrolling interests	(0.05)

Net income attributable to Dominion	$3.20

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2016
(millions)
Operating Revenue	$7,339
Operating Expenses	5,157

Income from operations	2,182
Other income	67
Interest and related charges	455

Income before income tax expense	1,794
Income tax expense	679

Net Income	$1,115

DOMINION GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2016
(millions)
Operating Revenue	$1,589
Operating Expenses	863

Income from operations	726
Other income	25
Interest and related charges	83

Income before income tax expense	668
Income tax expense	255

Net Income	$413